Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ALTERNATE ENERGY HOLDINGS, INC.

Pursuant to Nevada Code for Corporations 78.385 and 78.390

Alternate Energy Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1.	The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIVE thereof in its entirety to read as follows:

A. Shares of Stock.  The total number of stock authorized that may be issued by the Corporation is five hundred million (500,000,000) shares of common stock with a par value of one tenth of one cent (.001) and no other class of stock shall be authorized.  Said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

2.
The amendments to the Certificate of Incorporation of the Corporation herein certified have been declared advisable by the Board of Directors of the Corporation and were duly adopted by the Board of Directors pursuant to Nevada Corporations Code (“NRS”) sections 78.385 and 78.390 and such amendments were duly adopted by a majority of the stockholders entitled to vote thereon in accordance with the provisions of 78.320 of the NRS.

IN WITNESS WHEREOF, said ALTERNATE ENERGY HOLDINGS, Inc. has caused this Certificate to be signed by Don Gillispie, its Chairman and Chief Executive Officer on this 12th day of February, 2010.

ALTERNATE ENERGY HOLDINGS, INC.

By:	/s/ Don Gillispie
Name: Don Gillispie
Title: Chairman and CEO